Filed Pursuant To Rule 433 Registration No. 333-209926 February 21, 2017

SPDR® ETF Trading Report

January 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	74,119,854	18,170,772,454	84,032,078	16,307	16,190	3,699,243	3,594,018	273	0.30	185,267,481
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.06	1,404,549	456,343,815	1,528,444	2,328	1,935	711,996	576,688	150	0.60	2,909,222
SLY	SPDR S&P 600 Small Cap ETF	0.40	0.33	0.38	42,224	5,434,093	36,656	2,196	2,534	264,838	304,460	112	0.80	17,497
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.00	0.01	4,304,506	887,695,280	4,014,501	2,265	1,882	450,146	365,466	136	0.30	5,735,443
THRK	SPDR Russell 3000 ETF	0.65	0.38	0.64	5,738	1,226,449	5,384	2,899	2,539	492,685	423,962	86	0.40	804
TWOK	SPDR Russell 2000® ETF	0.27	0.33	0.27	45,614	3,775,592	28,702	5,178	,161	414,913	407,874	164	0.70	16,403
ONEK	SPDR Russell 1000 ETF	0.46	0.42	0.47	5,757	717,572	6,040	2,165	2,547	230,897	266,493	106	0.40	20,060
SMD	SPDR S&P 1000 ETF	0.61	0.68	0.66	22,324	2,109,606	11,637	1,152	1,043	103,427	92,587	115	0.70	14,788
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.14	0.26	0.17	5,995	383,928	5,157	6,868	11,123	374,306	597,416	152	0.40	26,115
SHE	SPDR SSGA Gender Diversity Index ETF	0.08	0.12	0.08	1,414	127,659	1,549	6,956	7,158	440,315	458,398	84	0.40	14,086
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.24	0.22	0.24	46,646	5,340,498	53,485	2,786	2,793	299,495	295,527	167	0.30	30,363
SPYV	SPDR S&P 500 Value ETF	0.26	0.23	0.24	42,207	4,784,230	25,821	3,761	3,417	415,891	373,478	159	0.40	23,575
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.40	0.29	0.39	27,009	3,912,309	23,407	2,808	2,749	378,968	363,280	99	0.60	33,507
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.29	0.30	0.30	66,880	6,588,550	44,597	6,452	6,008	617,198	563,791	110	0.70	10,533
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.57	0.27	0.62	41,734	9,424,547	41,256	2,530	2,358	526,341	482,352	68	0.80	57,720
SLYV	SPDR S&P 600 Small Cap Value ETF	0.29	0.24	0.31	93,343	11,608,877	78,431	1,639	1,960	195,008	230,849	94	0.90	45,170
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,142,470	618,040,157	5,744,045	9,354	9,223	779,937	753,058	179	0.30	9,536,446
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.01	0.01	12,199,558	895,246,702	14,200,837	58,731	51,982	3,059,298	2,678,632	459	0.40	63,334,905
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	11,398,675	987,368,659	13,849,759	8,896	7,871	664,531	579,620	179	0.70	36,780,780
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	58,662,550	1,508,849,097	79,466,646	764,326	824,271	17,869,942	18,579,068	1,384	0.80	64,583,080
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	8,681,042	654,009,464	10,403,173	14,279	13,127	1,002,529	909,570	222	0.60	27,473,222
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	11,199,180	908,109,994	11,770,823	23,199	23,126	1,466,641	1,431,731	308	0.60	32,996,203

Source: ArcaVision. Data is as of January 31, 2017. **Past performance is not a guarantee of future results.**

STATE STREET
GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,910,667	286,098,810	5,383,605	23,510	21,787	1,207,709	1,084,775	242	0.60	14,776,234
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	7,828,888	482,449,321	9,700,152	65,254	55,450	3,239,209	2,670,472	386	0.40	26,190,017
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	12,992,389	754,374,391	15,793,054	21,593	19,338	1,048,340	924,550	332	0.40	52,531,541
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,904,533	60,130,651	2,084,110	41,240	34,350	1,274,728	1,044,584	353	0.60	6,467,929
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	2,943,695	135,082,498	3,856,170	6,531	8,338	283,184	342,692	173	1.10	3,893,059
KCE	SPDR S&P Capital Markets ETF	0.11	0.23	0.11	10,178	511,209	10,673	13,294	11,473	610,195	513,073	109	0.70	5,851
KIE	SPDR S&P Insurance ETF	0.04	0.04	0.04	256,255	21,695,910	209,088	2,941	2,885	244,456	236,108	142	0.60	217,138
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	7,014,664	409,969,917	7,989,277	4,663	5,468	257,864	287,617	160	1.10	19,960,552
XBI	SPDR S&P Biotech ETF	0.03	0.05	0.04	6,288,844	428,549,084	6,630,135	1,401	1,290	88,669	80,586	160	1.60	20,749,528
MTK	SPDR Morgan Stanley Technology ETF	0.27	0.43	0.26	38,067	2,482,780	32,689	3,996	3,518	252,547	215,829	214	0.70	5,185
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,891,508	71,334,323	2,168,873	12,721	12,516	439,002	423,792	211	0.80	9,807,581
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	4,120,833	150,768,796	4,722,911	4,354	4,970	142,419	153,822	161	1.50	10,543,396
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.06	0.02	642,628	15,095,007	594,095	5,190	5,356	119,733	116,065	190	1.60	415,341
XITK	SPDR FactSet Innovative Technology ETF	0.19	0.30	0.13	1,850	150,062	1,723	700	563	42,539	33,690	145	0.80	9,782
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.02	0.01	11,162,914	512,278,981	15,265,521	9,168	8,589	376,896	344,762	204	0.90	48,099,814
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.07	0.04	342,459	14,901,687	323,047	2,205	3,272	86,149	129,179	195	1.20	837,896
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	6,755,434	325,085,264	5,710,378	7,459	6,927	326,704	309,498	205	0.80	33,414,498
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.05	89,268	5,389,474	117,553	2,274	2,995	131,028	164,665	205	0.90	1,209,936
XHE	SPDR S&P Health Care Equipment ETF	0.21	0.40	0.20	16,225	898,589	22,379	2,311	2,673	118,000	132,207	109	0.80	47,951
XTL	SPDR S&P Telecom ETF	0.18	0.25	0.17	30,095	2,190,302	19,909	3,477	3,367	245,233	233,602	206	0.60	17,965
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.11	0.07	208,069	14,593,944	222,244	4,064	4,764	261,275	302,419	185	0.60	2,328,034
XHS	SPDR S&P Health Care Services ETF	0.08	0.15	0.08	21,108	1,236,354	25,590	656	3,879	36,211	203,027	151	0.80	24,467
XSW	SPDR S&P Software & Services ETF	0.12	0.22	0.12	3,529	283,774	4,587	1,987	1,894	111,431	105,155	128	0.50	3,282
XTH	SPDR S&P Technology Hardware ETF	0.42	0.64	0.44	3,043	113,710	1,058	5,913	5,835	386,651	377,174	123	1.50	2,641
XTN	SPDR S&P Transportation ETF	0.07	0.12	0.06	85,157	4,796,666	92,944	2,470	2,419	134,492	129,949	161	0.80	31,003
XWEB	SPDR S&P Internet ETF	0.23	0.38	0.23	3,169	165,241	1,619	3,598	3,598	219,082	214,657	161	2.10	913

Source: ArcaVision. Data is as of January 31,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.06	375,678	36,203,370	392,254	2,406	2,078	224,720	190,137	167	0.60	119,151
RWO	SPDR Dow Jones Global Real Estate ETF	0.03	0.07	0.04	936,247	45,184,440	519,990	2,062	1,573	98,007	73,601	173	0.50	550,928
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.02	0.01	1,545,481	61,753,990	1,190,692	10,540	9,778	385,869	361,004	456	0.40	1,404,522
Global Equities														
DGT	SPDR Global Dow ETF	0.30	0.41	0.29	4,303	368,457	3,072	428	435	30,679	30,563	134	0.40	342
GII	SPDR S&P Global Infrastructure ETF	0.22	0.48	0.21	17,025	836,498	17,551	894	559	40,802	25,216	140	0.50	16,807
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.19	0.08	115,037	5,206,344	136,567	1,027	1,251	44,089	51,716	185	0.70	162,196
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.03	0.01	466,073	15,773,055	483,397	11,611	10,104	376,545	321,509	333	0.40	260,843
ACIM	SPDR MSCI ACWI IMI ETF	0.70	1.04	1.16	10,897	786,777	10,874	354	670	23,729	44,347	161	0.60	14,776
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.70	1.13	0.66	972	89,460	607	1,642	1,548	101,788	94,211	66	0.50	696
GWL	SPDR S&P World ex-US ETF	0.02	0.06	0.03	653,770	17,632,229	284,720	24,971	19,496	661,232	512,940	1,054	0.40	36,677
GWX	SPDR S&P International Small Cap ETF	0.04	0.13	0.04	142,750	4,406,923	146,284	1,306	1,192	39,076	35,510	162	0.50	97,859
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.14	0.18	0.11	1,291	157,369	1,780	966	958	73,600	72,272	70	0.30	894
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	1,939,814	74,245,740	2,115,482	72,392	64,316	2,466,395	2,113,424	400	0.50	3,105,991
FEU	SPDR STOXX Europe 50 ETF	0.03	0.10	0.03	39,164	1,267,412	58,919	1,401	1,508	42,674	44,320	276	0.40	17,950
SMEZ	SPDR EURO STOXX Small Cap ETF	0.13	0.26	0.12	2,978	148,511	3,790	702	564	33,787	26,062	126	0.70	3,751
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.17	0.46	0.14	9,919	412,398	5,172	2,111	1,989	76,524	69,555	368	0.50	547
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.25	0.59	0.27	1,323	84,178	844	335	353	14,278	14,851	77	0.30	1,240
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.21	0.35	0.22	34,241	2,110,460	34,245	439	508	26,151	29,682	105	0.50	20,515
GML	SPDR S&P Emerging Latin America ETF	0.38	0.81	0.36	1,034	70,975	3,125	303	543	14,296	24,066	77	0.90	1,889
GAF	SPDR S&P Emerging Middle East & Africa ETF	1.51	2.60	1.73	3,307	224,445	3,123	295	285	17,010	15,954	90	1.10	1,137
GUR	SPDR S&P Emerging Europe ETF	0.26	0.93	0.22	17,590	542,043	10,212	837	731	23,654	20,110	140	0.70	63,249
GMF	SPDR S&P Emerging Asia Pacific ETF	0.16	0.21	0.17	15,495	1,331,725	23,350	620	596	48,701	46,303	106	0.50	3,939

Source: ArcaVision. Data is as of January 31,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
Emerging Market Equities (cont'd)														
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.91	1.69	0.75	374	37,407	257	1,556	1,416	83,370	74,977	15	1.60	1,411
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.07	0.17	0.09	90,132	4,220,066	104,824	847	846	34,735	34,610	160	0.50	21,874
GXC	SPDR S&P China ETF	0.10	0.13	0.12	65,984	5,529,572	66,229	792	782	59,923	58,799	103	0.60	15,759
RBL	SPDR S&P Russia ETF	0.09	0.42	0.10	17,911	413,610	14,054	1,112	947	22,952	18,902	210	0.90	9,099
XINA	SPDR MSCI China A Shares IMI ETF	0.24	1.14	0.26	18	1,659	77	214	214	4,541	4,575	5	1.60	16
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.24	0.65	0.27	6,140	346,440	2,643	331	343	12,194	12,533	64	0.50	26,318
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.51	0.22	2,366	123,154	4,682	355	476	14,267	18,769	93	0.50	1,270
IPW	SPDR S&P International Energy Sector ETF	0.11	0.58	0.10	19,381	383,730	19,193	916	799	17,239	14,614	228	0.90	71,877
IPF	SPDR S&P International Financial Sector ETF	0.29	1.45	0.40	4,162	105,977	3,390	1,726	1,718	34,416	33,501	176	0.80	2,945
IRY	SPDR S&P International Health Care Sector ETF	0.12	0.27	0.13	23,756	1,086,069	15,561	763	751	33,648	32,601	157	0.60	42,628
IPN	SPDR S&P International Industrial Sector ETF	0.14	0.46	0.14	9,866	329,383	5,203	1,283	1,269	39,093	38,083	186	0.50	18,459
IRV	SPDR S&P International Materials Sector ETF	0.14	0.67	0.16	12,429	286,220	7,932	1,361	1,350	29,888	28,026	53	0.80	168
IPK	SPDR S&P International Technology Sector ETF	0.18	0.52	0.26	6,076	251,893	4,786	2,128	1,260	75,970	42,727	282	0.60	2,771
IST	SPDR S&P International Telecommunications Sector ETF	0.10	0.43	0.09	12,208	591,394	15,756	753	928	17,560	21,121	144	0.60	10,585
IPU	SPDR S&P International Utilities Sector ETF	0.06	0.40	0.06	6,055	114,848	7,129	818	1,071	12,319	15,969	263	0.50	4,743
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.22	0.06	81,202	2,314,833	92,428	1,027	889	28,427	23,656	215	0.60	88,027
DWX	SPDR S&P International Dividend ETF	0.03	0.08	0.04	147,453	5,630,785	186,543	2,008	1,485	74,075	53,698	191	0.50	46,522
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	994,234	91,257,881	964,857	3,419	3,166	293,966	269,902	221	0.40	1,047,262
WDIV	SPDR S&P Global Dividend ETF	0.09	0.14	0.09	16,694	1,131,241	15,946	482	547	30,332	33,657	144	0.60	18,477
SPYD	SPDR S&P 500 High Dividend ETF	0.05	0.14	0.05	67,373	2,621,526	57,061	13,156	16,555	462,170	580,253	237	0.50	38,658

Source: ArcaVision. Data is as of January 31,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
Advanced Beta - Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.08	0.05	3,871	218,493	3,604	982	977	47,892	47,160	107	0.60	490
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	4,053	265,131	2,536	752	813	41,232	43,902	121	0.60	3,200
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.10	0.06	575	46,812	643	946	927	49,797	46,934	80	0.60	712
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.38	0.23	2,977	222,206	1,600	574	531	37,895	35,163	76	0.70	5,219
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.08	0.04	562	43,603	536	980	990	40,523	40,234	112	1.00	415
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.18	0.37	0.17	291	21,193	240	940	825	43,710	38,016	76	0.50	495
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.34	0.62	0.25	21,746	1,314,986	28,281	1,717	2,105	94,177	112,386	130	0.40	3,484
QWLD	SPDR MSCI World StrategicFactors ETF	0.58	0.89	0.49	924	87,835	410	372	375	23,912	23,876	91	0.30	304
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.41	0.78	0.43	14,544	796,143	12,861	736	735	38,434	37,779	102	0.50	106,480
QUS	SPDR MSCI USA StrategicFactors ETF	0.12	0.18	0.13	4,045	307,964	2,397	428	613	28,047	39,827	152	0.30	4,587
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.10	0.18	0.10	711	55,016	1,506	8,859	8,619	469,173	456,376	52	0.60	13,277
VLU	SPDR S&P 1500 Value Tilt ETF	0.94	1.05	0.81	1,008	165,297	1,737	754	2,030	67,423	180,731	77	0.60	5,356
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.23	0.24	0.27	5,822	698,243	2,177	740	922	70,263	87,221	123	0.40	221
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.48	0.59	0.56	3,634	373,351	4,819	659	665	53,267	53,227	110	0.40	9,059
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.33	0.35	0.36	17,619	1,761,093	21,816	2,241	2,502	207,293	228,358	124	0.80	33,397
ONEY	SPDR Russell 1000 Yield Focus ETF	0.44	0.63	0.36	2,576	189,620	1,106	5,445	5,044	370,314	344,102	20	0.70	24,948
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.42	0.64	0.34	30,175	2,039,901	15,529	13,159	12,024	866,389	789,376	85	0.60	11,557
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.37	0.55	0.31	2,521	226,183	4,948	6,285	6,922	419,587	459,067	81	0.60	36,069
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.16	0.50	0.18	11,498	415,821	9,645	871	867	27,654	27,527	150	0.40	2,972
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	816,570	41,310,770	947,074	2,579,722	2,150,316	117,944,890	98,312,448	748	0.00	1,077,550
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.06	70,238	4,424,665	63,356	3,568	3,001	213,081	179,220	306	0.10	16,339
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.10	0.14	0.10	121,633	8,673,784	133,350	1,680	1,508	117,516	106,043	187	0.60	44,302
IPE	SPDR Bloomberg Barclays TIPS ETF	0.07	0.11	0.07	111,154	6,555,776	82,047	3,230	2,829	182,850	159,839	218	0.20	20,512

Source: ArcaVision. Data is as of January 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.05	0.16	0.04	62,522	1,936,886	59,984	7,525	9,880	226,277	298,178	666	0.10	174,045
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.23	1.17	0.18	12,634	269,379	7,080	2,949	2,327	58,302	45,982	310	0.40	2,975
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.09	0.46	0.07	98,613	1,935,756	39,626	990	932	19,335	18,193	594	0.20	51,865
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	1,503,654	46,314,652	1,217,419	26,787	30,035	818,075	917,569	378	0.00	151,875
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.03	577,133	20,108,622	420,857	6,948	4,510	236,163	153,340	345	0.10	40,075
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.17	0.41	0.17	49,115	2,122,724	48,592	1,196	989	47,995	39,352	138	0.40	13,923
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.02	0.07	0.03	350,668	10,968,702	205,793	11,598	7,949	355,479	243,637	463	0.10	87,449
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.02	0.01	10,006,727	443,986,376	11,508,797	69,310	68,801	2,548,529	2,494,724	468	0.10	32,629,709
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.03	0.01	1,248,029	35,955,398	1,637,210	24,510	20,372	683,339	560,434	340	0.10	701,596
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.35	1.34	0.34	26,699	737,150	25,683	565	769	14,803	19,925	216	0.40	13,347
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.11	0.39	0.10	58,897	1,670,571	74,025	2,453	4,102	64,563	108,211	130	0.20	10,929
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.08	0.00	0.08	126,060	7,495,325	139,574	2,819	1,984	161,049	113,267	382	0.20	33,333
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.03	0.02	1,000,709	48,847,335	990,927	1,981	2,451	91,621	111,741	147	0.30	1,011,336
PSK	SPDR Wells Fargo Preferred Stock ETF	0.07	0.17	0.08	82,146	3,735,841	105,925	1,864	4,378	79,984	187,028	186	0.40	26,485
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.03	0.02	790,825	38,929,754	846,288	11,116	11,649	534,902	559,385	545	0.10	88,300
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.03	0.06	0.04	596,423	29,496,325	707,444	3,980	3,304	189,926	157,535	248	0.20	72,490
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.10	0.17	0.10	169,180	10,127,414	228,044	713	668	40,178	37,455	138	0.20	101,258

Source: ArcaVision. Data is as of January 31,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 01/13/2017
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.30	0.56	0.29	78,296	4,228,240	100,003	468	764	24,607	40,637	135	0.40	17,046
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.11	0.37	0.17	30,088	932,128	44,528	1,109	923	32,871	27,330	216	0.40	3,561
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.04	0.15	0.05	939,558	25,179,462	884,475	965	1,070	25,148	28,259	185	0.50	485,936
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.09	0.30	0.12	99,300	3,157,734	73,779	635	583	19,628	18,061	184	0.50	10,127
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.16	0.60	0.12	55,465	1,514,280	111,979	875	1,695	23,441	44,714	176	0.50	5,991
Commodity														
GLD®	SPDR Gold Trust	0.01	0.00	0.01	7,527,237	966,817,538	8,723,404	10,731	8,968	1,221,617	1,028,361	188	0.70	9,648,456
GLDW	SPDR Long Dollar Gold Trust	0.09	0.08	0.09	61,913	7,571,335	61,913	1,681	1,681	201,266	201,266	173	0.20	—
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.16	0.08	29,655	1,069,284	50,378	2,743	1,946	94,743	66,631	164	0.80	5,893
Active — Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.14	0.56	0.09	47,447	1,214,066	37,223	5,917	9,237	146,623	225,568	210	0.40	12,914
INKM	SPDR SSgA Income Allocation ETF	0.13	0.42	0.09	8,696	295,332	7,199	9,866	8,634	303,971	264,891	215	0.30	2,965
GAL	SPDR SSgA Global Allocation ETF	0.11	0.32	0.10	32,330	1,135,911	26,615	13,592	12,287	455,604	408,666	188	0.20	5,709
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.14	0.57	0.13	21,956	543,309	15,063	923	1,155	22,883	28,268	1,243	0.12	4,270
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.28	0.19	588	58,885	768	1,395	1,252	88,834	79,227	29	0.50	168
SYG	SPDR MFS Systematic Growth Equity ETF	0.20	0.31	0.21	447	46,123	667	1,050	1,112	67,904	70,367	20	0.40	445
SYV	SPDR MFS Systematic Value Equity ETF	0.33	0.57	0.32	381	35,940	508	1,207	1,177	69,137	67,383	30	1.00	6
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	527,101	25,910,791	513,198	2,992	3,152	145,381	153,502	239	0.20	16,262
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.05	0.04	335,406	16,521,701	231,282	7,892	8,312	375,186	393,989	230	0.00	152,145
ULST	SPDR SSgA Ultra Short Term Bond ETF	0.05	0.12	0.04	9,010	387,051	5,710	3,076	3,181	123,747	127,908	297	0.00	10,684
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.18	0.37	0.33	6,288	307,512	6,737	8,138	5,440	397,864	272,329	399	0.26	6,541

Source: ArcaVision. Data is as of January 31,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker ETF Name Spread Spread ($) vs. 3 mo. (%)Spread ($) Volume trailingConsolidated Avg. Daily Avg. Daily (shares)Consolidated (shares) vs. Volume ($)Consolidated Avg. Daily Volume Quote Size (Shares) vs. 3 mo. trailingAvg. Avg. Quote Size Quote (shares) 3 mo. trailingAvg. vs. 3 mo. Trade Volatility Size ($)Avg. Quote Size ($) Avg. as of trailing SizeDaily (%)Interest 01/13/2017Short

Active — Fixed Income (cont’d)

STOT SPDR DoubleLine Short Duration Total Return 0.14 0.290.165,702282,42013,7118,328 8,739412,813434,7071210.156,832

Tactical ETF

Source: ArcaVision. Data is as of January 31, 2017. Past performance is not a guarantee of future results.

ssga.com | spdrs.com

For investment professional use only. Not for use with the public. State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this document is distributed electronically, the GLD prospectus is available by clicking here. For more information: State Street Global Markets, LLC (Marketing Agent for GLD), One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully. © 2017 State Street Corporation. All Rights Reserved. State Street Global Advisors ID8773-IBG-22868 0217 Exp. Date: 02/28/2018 SPD001257

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.